RANDGOLD & EXPLORATION COMPANY LIMITED
(Incorporated in the Republic of South Africa)
(Registration Number 1992/005642/06)
Share Code: RNG ISIN: ZAE000008819
Nasdaq trading symbol: RANGY

RANDGOLD & EXPLORATION COMPANY LIMITED - APPOINTMENT OF COMPANY SECRETARIES

Randgold & Exploration Company Limited announces that Consolidated Mining Management Services Limited (Registration Number 1925/008135/06) has been appointed Company Secretaries with effect from 30 October 2003, following the resignation of Mr. D J Haddon as Company Secretary on 30 October 2003.

Johannesburg
3 November 2003

Sponsor:

HSBC Investment Services (Africa) (Proprietary) Limited
Registration Number 1984/001736/07